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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-63014

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
                                 RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 9/26/02

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                                                    New Investment and Renewals
                                                    for Terms that Differ from
                     Same Term Renewal(1)           the Original Investment(2)
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   Term            Rate         Annual Yield*         Rate        Annual Yield*
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  3-5 mos.         5.00%            5.12%              N/A             N/A
 6-11 mos.         5.50%            5.65%              N/A             N/A
 12-17 mos.        7.25%            7.51%             6.65%           6.87%
 18-23 mos.        7.35%            7.62%             6.75%           6.98%
 24-29 mos.        8.25%            8.59%             7.75%           8.05%
 30-35 mos.        8.50%            8.87%             8.05%           8.38%
 36-47 mos.        8.30%            8.65%             7.85%           8.16%
 48-59 mos.        8.30%            8.65%             7.85%           8.16%
60-120 mos.        8.75%            9.14%             8.35%           8.70%
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                Minimum Investment for Investment Notes is $1,000

These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity.

(1) These rates apply only to renewals for the same term as the original investment.
(2) These rates apply to new investments and to renewals for terms that differ from the term of the original investment.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 16, 2001, delivered in conjunction with this Rate Supplement dated September 26, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

*The Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from October 16, 2002 through October 31, 2002. You may obtain an additional copy of the Prospectus dated October 16, 2001 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

See reverse side for additional important information which updates the Prospectus dated October 16, 2001.

     Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

         (LOGO) AMERICAN BUSINESS                 For information,
                FINANCIAL SERVICES, INC.        call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com


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This information updates the prospectus information regarding the topics described below:

         We previously disclosed that the Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by our subsidiary, Upland Mortgage. Although we believe that these fees were fair and in compliance with applicable federal and state laws, we agreed to reimburse borrowers approximately $221,000 with respect to a particular fee and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The reserve which we previously established is adequate to cover the resolution of this matter. See "Risk Factors- Our residential lending business is subject to government regulation and licensing requirements which may hinder our ability to operate profitably and repay the debt securities" in the prospectus.

         In addition, our lending subsidiaries, including Home American Credit, Inc. which does business as Upland Mortgage, are involved from time to time in class action lawsuits, other litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending activities, including the purported class action entitled, Calvin Hale v. Home American Credit, Inc., d/b/a Upland Mortgage, filed on behalf of borrowers in several states alleging that the charging of, and the failure to properly disclose the nature of, a document preparation fee were improper under applicable state law. Due to our current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on the consolidated financial position or results of our operations. However, due to the inherent uncertainty in litigation and since the ultimate resolutions of these proceedings are influenced by factors outside of our control, it is possible that our estimated liability under these proceedings may change or that actual results will differ from our estimates.